Exhibit 10.1

ASSIGNMENT, ASSUMPTION, AND NOVATION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION, AND NOVATION AGREEMENT (hereinafter, "Agreement") is made and entered into this 24th day of August, 2006 (hereinafter, “Closing Date”) by and among Steel Wheels Transport, LLC, a New Jersey limited liability company (hereinafter, “Steel Wheels”) and Team G Loading, LLC, a New Jersey limited liability company (hereinafter, “Team G”) (“Steel Wheels” and “Team G,” hereinafter collectively referred to as “Assignors”), Hudson Logistics, Inc. (hereinafter, “HLI”) and Hudson Logistics Loading, Inc. (hereinafter, “HLL”) (“HLI” and “HLL”, hereinafter collectively referred to as “Assignees”), and New York & Greenwood Lakes Railway, a New Jersey corporation (hereinafter, “NYGLR”).

RECITALS

WHEREAS, on June 14, 2006, Steel Wheels and Team G each filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, 11 USC §101, et seq, in the United States Bankruptcy Court for the District of New Jersey, Case Nos. 06-15377-DHS and 06-15378-DHS, respectively (hereinafter, collectively, the “Bankruptcy Proceedings”);

WHEREAS, on January 7, 2005, Steel Wheels and Team G entered into, respectively, a Facility Capacity Agreement (hereinafter, “Capacity Agreement”) and a Railroad Car Loading Agreement (hereinafter, “Loading Agreement”) (hereinafter, together, “Contracts”) with NYGLR;

WHEREAS, Steel Wheels desires to assign to HLI, and HLI desires to assume from Steel Wheels, the Capacity Agreement, and Team G desires to assign to HLL, and HLL desires to assume from Team G, the Loading Agreement (hereinafter, “Assignments/Assumptions”);

WHEREAS, Steel Wheels entered into the following equipment and rail car financing arrangements:

Finance Company	Agreement	Date
Commerce Commercial Leasing	Lease Contract	9/16/05
Sterling National Bank	Lease Contract	10/25/06
Mariner’s Bank, successor in interest to Arista Leasing LLC	Lease Contract	1/3/06
Mariner’s Bank, successor in interest to Arista Leasing LLC	Lease Contract	3/6/06
Steelwheels, LLC	Railroad Car Lease (60)
Steelwheels, LLC	Railroad Car Lease (23)

(hereinafter, collectively, “Leases”);

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WHEREAS, HLI and/or HLL has agreed to assume or pay in full each of the Leases;

WHEREAS, NYGLR has agreed to allow the Assignments/Assumptions;

WHEREAS, on August 17, 2006 (hereinafter, “Order Date”, the Honorable Donald H. Steckroth dismissed the Bankruptcy Proceedings by entering an Order Dismissing Chapter 11 Cases and Granting Other Relief (hereinafter, “Order”);

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

AGREEMENT

1.	Assignment, Assumption, and Novation.

1.1        On the Effective Date, Steel Wheels hereby assigns, transfers and conveys to HLI all of Steel Wheel’s rights, title, and interest in, to and under the Capacity Agreement and Team G hereby assigns, transfers and conveys to HLL all of Team G’s rights, title, and interest in the Loading Agreement. The “Effective Date” shall be the date the Order becomes binding, final and non-appealable by all parties to the Bankruptcy Proceedings pursuant to Fed. R. Bankr. Pro. 9006(a), which estimated to be August 28, 2006. Notwithstanding anything to the contrary in this Agreement, if the Order does not become binding, final and non-appealable by September 30, 2006, all obligations of the Assignees hereunder shall cease, the Proceeds (hereinafter defined) shall be returned to Assignees, and this Agreement and any previous or contemporaneous offers or agreements related to the subject matter of this Agreement shall be null and void.

1.2        On the Effective Date, (i) HLI unconditionally assumes and shall promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may become performable under the Capacity Agreement; and (ii) HLI shall be bound by all of the terms and conditions of the Capacity Agreement.

1.3        On the Effective Date, (i) NYGLR recognizes HLI as Steel Wheel’s successor-in-interest in and to the Capacity Agreement; (ii) HLI by this Agreement becomes entitled to all right, title and interest of Steel Wheels in and to the Capacity Agreement as if HLI were an original party to the Capacity Agreement; (iii) NYGLR shall be bound by the terms of the Capacity Agreement in every way as if HLI were named in the Capacity Agreement in place of Steel Wheels as a party thereto.

1.4          On the Effective Date, (i) HLL unconditionally assumes and shall promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may become performable under the Loading Agreement; and (ii) HLL shall be bound by all of the terms and conditions of the Loading Agreement.

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1.5        On the Effective Date, (i) NYGLR recognizes HLL as Team G’s successor-in-interest in and to the Loading Agreement; (ii) HLL by this Agreement becomes entitled to all right, title and interest of Team G in and to the Loading Agreement as if HLL were an original party to the Loading Agreement; (iii) NYGLR shall be bound by the terms of the Loading Agreement in every way as if HLL were named in the Loading Agreement in place of Team G as a party thereto.

1.6        On the Effective Date, HLI and/or HLL shall either unconditionally assume or pay in full the Leases.

1.6.1      In the event that HLI and/or HLL are permitted to assume the Leases by the individual lessors; (i) Steel Wheels hereby agrees to the assignment, transfer, and conveyance to HLI and/or HLL all of Steel Wheel's rights, title, and interest in, to and under the Leases; (ii) HLI and/or HLL unconditionally assumes and shall promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may become performable under the Leases; and (iii) HLI and/or HLL shall be bound by all of the terms and conditions of the Leases.

1.6.2      In the event that HLI and/or HLL are not permitted to assume the Leases or choose to pay the Leases in full, proof of the payment shall be provided to counsel for the Assignors within ninety (90) days of the Effective Date.

2.	Novation and Assignment Fees.

2.1        In accordance with the terms and conditions of the Escrow Agreement attached hereto as EXHIBIT “A”, on the Closing Date, Assignees shall deposit with its attorneys, Schenck, Price, Smith & King, LLC, (hereinafter, “Escrow Agent”), the aggregate sum of $1,475,000.00 (hereinafter, “Proceeds”).

2.2	On the Effective Date, the Escrow Agent shall disburse the Proceeds as follows:

2.2.1      $1,135,524.55 to be wired to the Steel Wheels Trust Account of Assignors’ Attorney, James S. Weiss, Esquire; and

2.2.2      $225,000 to NYGLR (the “Assignment Fees”); and,

2.2.3      $114,475.45 to Assignees, on behalf of the Assignors, to compensate Assignees for the unloading of the rail cars, disposing of waste at the business premises, and compensaate NYGLR for past tonnage fees.

3.            NYGLR Consent. Pursuant to Paragraph 3 of the Order, Section 3 of the Capacity Agreement, and Section 11 of the Loading Agreement, NYGLR consents to the assignment of the Capacity Agreement to HLI and the Loading Agreement to HLL. NYGLR acknowledges that Assignees shall have ninety (90) days from the Effective Date to remedy any defaults under the Capacity Agreement and Loading Agreement,

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except for the 1000 car minimum a year that the parties acknowledge cannot be remedied prior to the calendar year end. In addition, to stop further damage and claims by NYGLR against Steel Wheels and Team G, the parties agreed, as set forth in the Order, that HLI and HLL was permitted to begin operating under the Capacity Agreement and Loading Agreement, respectively, on the Closing Date.

4.	Representations and Warranties by Assignors.

4.1        Assignors are duly organized, validly existing and in good standing under the laws of New Jersey except for matters described under the Proceedings.

4.2        Assignors have all necessary power and authority to execute and deliver this Agreement and exhibits attached hereto, and to perform its obligations hereunder and thereunder, and no other action on the part of Assignors is required in connection therewith. This Agreement has been duly executed and delivered by the Assignors and constitutes the legal, valid, and binding obligation of the Assignors, enforceable against it in accordance with its terms, and has been approved by the managers of the Assignors and by all of the members of the Assignors, which are the only approvals except for those of NYGLR and the U.S. Bankruptcy Court of the District of New Jersey, required for the consummation of the assignment by the Assignors. Upon the execution and delivery by the Assignors of the Agreement and exhibits attached hereto, the Agreement will constitute the legal, valid, and binding obligations of the Assignors, enforceable against them in accordance with their respective terms.

4.3        Steel Wheels owns all right, title and interest to the Capacity Agreement and Team G owns all right, title and interest to the Loading Agreement. No authorization, approval, notice, license or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement or the exhibits attached hereto by the Assignors other than the consent of NYGLR and the satisfaction by Assignors of any of their obligations with respect to the Proceedings and the dismissal thereof.

5.	Releases.

5.1        Assignors and their members forever and irrevocably release and discharge Chartwell International, Inc. (hereinafter, “Chartwell”), Assignees, NYGLR and any and all of their Affiliates (collectively, the “Released Parties”), from any and all claims that they may have against the Released Parties, including claims of which they are unaware. Assignors acknowledge that this release is to be given a broad interpretation in the law and shall run to the benefit of the Released Parties. Assignors and their members further covenant and agree not to sue any of the Released Parties for any claims arising prior to the Closing Date.

5.2        Released Parties forever and irrevocably release and discharge Assignors and their members, from any and all claims that they may have against the Assignors and their members, including claims of which they are unaware. Released Parties

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acknowledge that this release is to be given a broad interpretation in the law and shall run to the benefit of the Assignors and their members. Released Parties further covenant and agree not to sue any of the Assignors and their members for any claims arising prior to the Closing Date. However, pursuant to paragraph 2.a. of the Order, it is acknowledged that NYGLR does not release the Assignors and their members from claims arising from the disposition of insurance proceeds from a fire on or about April 4 or 5, 2006 at the Assignors’ facility in Passaic, New Jersey.

5.3          For the purposes of this Release, “Affiliate” shall mean as to any person or entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity and any director, officer, trustee, member, shareholder, manager, partner, employee, attorney, agent, legal and personal representative, consultant, subsidiary, parent entity, sister entity, successor, predecessor, executor, administrator, insurer and assign thereof.

6.	Indemnification.

6.1        Assignors shall indemnify and hold Assignees, Chartwell, and NYGLR harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys' fees), liabilities or damages of any kind or nature whatsoever that Assignees, Chartwell, and/or NYGLR may sustain by reason of Assignors’ breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement.

6.2        Assignees shall indemnify and hold Assignors, their members, and NYGLR harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys' fees), liabilities or damages of any kind or nature whatsoever that Assignors, their members, and/or NYGLR may sustain by reason of Assignees’ breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement.

6.3        NYGLR shall indemnify and hold Assignors, their members, Assignees, and Chartwell harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys' fees), liabilities or damages of any kind or nature whatsoever that Assignors, their members, Assignees, and/or Chartwell may sustain by reason of NYGLR’s breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Agreement.

7.            Confidentiality. The parties hereto agree to keep this Agreement and the information contained herein strictly confidential except as required to be disclosed by federal or state securities laws or a United States Bankruptcy Court. Any breach of the restrictions set forth in this Section may cause irreparable harm to the nonbreaching party. Any such breach will entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

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8.            Miscellaneous. This Agreement shall be interpreted and enforced under the laws of the State of New Jersey, without regard to its conflict of law principles. For all disputes arising out of this Agreement, the parties consent to the jurisdiction and venue of the courts located in the state of New Jersey. This Agreement shall be construed without regard to the party or parties responsible for its preparation and shall be deemed to have been prepared jointly by the parties. All headings in this Agreement are included solely for convenient reference, and shall not affect its interpretation. If any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected. This Agreement supersedes any prior and contemporaneous agreements whether oral or written between the parties concerning its subject matter. The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. No consent, waiver, or excuse by either party, express or implied, unless in writing, shall constitute a subsequent consent, waiver or excuse.

(Signature Pages Immediately Follow)

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ASSIGNORS:	ASSIGNEES:
STEEL WHEELS TRANSPORT, LLC By: /s/ Israel I. Tyberg Israel I. Tyberg, Member	HUDSON LOGISTICS, INC. By: /s/ Imre Eszenyi Imre Eszenyi, President
STEEL WHEELS TRANSPORT, LLC By: /s/ Moshe Y. Tyberg Moshe Y. Tyberg, Member	HUDSON LOGISTICS LOADING, INC. By: /s/ Imre Eszenyi Imre Eszenyi, President
TEAM G LOADING, LLC By: /s/ Israel I. Tyberg Israel I. Tyberg, Member	NEW YORK & GREENWOOD LAKES RAILWAY By:/s/ James R. Wilson James R. Wilson, President
TEAM G LOADING, LLC By: /s/ Moshe Y. Tyberg Moshe Y. Tyberg, Member	JAMES R. WILSON By:/s/ James R. Wilson James R. Wilson, Individually
ISRAEL I. TYBERG By: /s/ Israel I. Tyberg Israel I. Tyberg, Individually
MOSHE Y. TYBERG By: /s/ Moshe Y. Tyberg Moshe Y. Tyberg, Individually

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EXHIBIT A

Escrow Agreement

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